UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): October 15, 2015
RESONANT INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36467	45-4320930
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Castilian Drive, Suite 100
Goleta, California	93117
(Address of Principal Executive Offices)	(Zip Code)

(805) 308-9803
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.
On October 15, 2015, Resonant Inc. held a special meeting of stockholders in Goleta, California. At the special meeting, there were 7,171,030 shares entitled to vote, and 3,737,063 shares (52%) were represented at the meeting in person or by proxy.
At the special meeting, our stockholders voted on a proposal (the “Proposal”) to approve an amendment of our amended and restated certificate of incorporation (our “Certificate”) to provide that special meetings of stockholders of Resonant shall be called by our secretary upon the written request of one or more stockholders holding shares in the aggregate entitled to cast not less than 20% of the votes at the special meeting. For approval, the Proposal required the affirmative vote at the special meeting of at least 66 2/3% of our outstanding shares as of the record date for the meeting.
At the special meeting, 3,654,984 shares voted in favor of the Proposal, representing approximately 51% of our outstanding shares. Consequently, the proposed amendment of our Certificate did not receive the requisite votes for its approval and will not be implemented. Additionally, the proposed amendments to our amended and restated bylaws described in the proxy statement for the special meeting, which proposed bylaw amendments were conditional upon stockholder approval of the amendment of our Certificate, will not be implemented.
The following summarizes vote results for the Proposal at the special meeting:

For	Against	Abstain	Broker Non-Votes
3,654,984	71,957	10,122	0

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2015	Resonant Inc.

By:	/s/ John Philpott
John Philpott
Chief Financial Officer

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